Exhibit 99.1

Flexsteel Announces Record Net Income for Fiscal Year and Fourth Quarter Ended June 30, 2010

DUBUQUE, Iowa--(BUSINESS WIRE)--August 18, 2010--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported record net income for the fiscal year ended June 30, 2010 of $10.8 million or $1.61 per share compared to a net loss of $1.5 million or $0.23 per share in the prior year. Net income for the quarter ended June 30, 2010 was a record $4.1 million or $0.61 per share compared to net income of $0.8 million or $0.12 per share in the prior year quarter.

Net sales for the fiscal year ended June 30, 2010 were $326.5 million compared to $324.2 million in the prior fiscal year, an increase of 1%. Net sales for the quarter ended June 30, 2010 were $85.6 million compared to the prior year quarter of $74.6 million, an increase of 15%.

For the fiscal year June 30, 2010, residential net sales were $246.0 million compared to $230.7 million for the year ended June 30, 2009, an increase of 7%. Commercial net sales were $80.5 million for the year ended June 30, 2010, a decrease of 14% from net sales of $93.5 million for the year ended June 30, 2009.

For the quarter ended June 30, 2010, residential net sales were $65.7 million compared to the prior year quarter of $57.0 million, an increase of 15%. Commercial net sales were $19.9 million for the quarter ended June 30, 2010 compared to $17.6 million in the prior year quarter, an increase of 13%.

The Company’s operating income improved by $19.8 million in fiscal year 2010 in comparison to the prior year. The Company benefited from strategies implemented and actions taken during fiscal year 2009 including consolidation of manufacturing operations and workforce reductions that brought production capacity and fixed overhead more in line with current product demand. During the prior fiscal year the Company recorded pre-tax charges of approximately $2.6 million related to facility consolidation and employee separation costs. Company wide employment was reduced approximately 30% through plant closures and workforce reductions and remains at these reduced levels. These factors contributed significantly to gross margin improvement and selling, general and administrative expense reductions.

Gross margin for the year ended June 30, 2010 was 22.8% compared to 18.8% for the prior year period. The gross margin improvements for the year were greatly impacted by the operational changes. In addition, gross margin improved due to stability in material and product costs and lower ocean freight costs. Gross margin for the quarter ended June 30, 2010 was 23.5% compared to 21.0% in the prior year quarter. These gross margin improvements for the quarter are primarily due to the operational changes and changes in product mix.

For the fiscal years ended June 30, 2010 and 2009, selling, general and administrative expenses were 17.5% and 18.8% of net sales, respectively. These percentage improvements on a year to date basis are due to the operational changes as well as lower bad debt and advertising costs. Selling, general and administrative expenses were $13.7 million or 16.0% of net sales and $14.2 million or 19.0% of net sales for the quarters ended June 30, 2010 and 2009, respectively, representing a decrease of $0.5 million due to lower advertising and bad debt expenses.

All earnings per share amounts are on a diluted basis.

Working capital (current assets less current liabilities) at June 30, 2010 was $90.8 million as compared to $78.4 million at June 30, 2009. Significant changes in working capital from June 30, 2009 to June 30, 2010 included increased cash of $6.6 million and increased accounts receivable of $4.5 million. The increase in receivables is primarily related to higher shipment volume in the fourth quarter.

Net cash provided by operating activities was $19.1 million for the fiscal year ended June 30, 2010. Cash from operating activities was used primarily to reduce borrowing by $10.0 million and pay dividends of $1.3 million. Capital expenditures were $1.3 million during fiscal year 2010. Depreciation expense was $3.0 million and $3.7 million for the years ended June 30, 2010 and 2009, respectively. The Company expects that capital expenditures will be approximately $4.0 million in fiscal year 2011.

Outlook
We enter the 2011 fiscal year with a strong balance sheet reflecting working capital in excess of $90.0 million and no bank borrowings. We had an increase in sales volume for the current quarter over the prior year quarter, and anticipate modest improvement in sales volume will continue in fiscal 2011. We believe that we have the necessary manufacturing capacity, importing capability and fixed cost controls in place to meet current and expected demand for our products. However, we are experiencing selected cost increases on various manufacturing component materials and increases on ocean freight rates in comparison to prior year rates.

Our residential product category has performed well in relation to our competition, and we anticipate continued improvement in the residential sales category. However, residential furniture remains a highly deferrable item and can be adversely impacted by factors, such as, low levels of consumer confidence, a depressed market for housing, limited consumer credit and high unemployment. Demand for our commercial product shipments fell considerably as the U. S. economy contracted and credit tightened. While we believe that commercial product sales are at or near the bottom of the downward cycle and should level off, we do not anticipate significant improvements in commercial markets before the second half of fiscal year 2011.

We remain committed to our core strategies, which include a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and improving profitability. We believe these core strategies will be in the best interest of our shareholders in the longer term.

Analysts Conference Call
We will host a conference call for analysts on Thursday, August 19, 2010, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID# 80990368. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 80990368.

Forward-Looking Statements
Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made in this press release. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, foreign currency valuations, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. We specifically decline to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About Flexsteel
Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	June 30,	June 30,
	2010	2009

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,278	$1,714
Trade receivables, net	35,748	31,282
Inventories	72,637	73,844
Other	5,126	7,873
Total current assets	121,789	114,713

NONCURRENT ASSETS:
Property, plant, and equipment, net	21,614	23,298
Other assets	14,267	12,960

TOTAL	$157,670	$150,971

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$10,815	$9,745
Notes payable and current maturities of long-term debt	–	10,000
Accrued liabilities	20,174	16,552
Total current liabilities	30,989	36,297

LONG-TERM LIABILITIES:
Other long-term liabilities	9,069	7,676
Total liabilities	40,058	43,973

SHAREHOLDERS’ EQUITY	117,612	106,998

TOTAL	$157,670	$150,971

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2010	2009	2010	2009
NET SALES	$85,550	$74,564	$326,466	$324,158
COST OF GOODS SOLD	(65,399)	(58,925)	(251,685)	(263,083)
GROSS MARGIN	20,151	15,639	74,781	61,075
SELLING, GENERAL AND ADMINISTRATIVE	(13,727)	(14,169)	(57,252)	(60,792)
FACILITY CONSOLIDATION AND OTHER CHARGES	–	(174)	–	(2,555)
OPERATING INCOME (LOSS)	6,424	1,296	17,529	(2,272)
OTHER INCOME (EXPENSE):
Interest and other (expense) income	123	(28)	361	661
Interest expense	–	(220)	(439)	(968)
Total	123	(248)	(78)	(307)
INCOME (LOSS) BEFORE INCOME TAXES	6,547	1,048	17,451	(2,579)
INCOME TAX (PROVISION) BENEFIT	(2,410)	(250)	(6,650)	1,070
NET INCOME (LOSS)	$4,137	$798	$10,801	$(1,509)
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	6,645	6,576	6,608	6,576
Diluted	6,792	6,618	6,697	6,576
EARNINGS (LOSS) PER SHARE OF COMMON STOCK:
Basic	$0.62	$0.12	$1.63	$(0.23)
Diluted	$0.61	$0.12	$1.61	$(0.23)

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Fiscal Year Ended
	June 30,
	2010	2009
OPERATING ACTIVITIES:
Net income (loss)	$10,801	$(1,509)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,986	3,733
Deferred income taxes	(963)	449
Stock-based compensation expense	781	114
Provision for losses on accounts receivable	920	1,240
Other non-cash, net	218	14
Gain on disposition of capital assets	(9)	(252)
Gain on sale of investments	--	(462)
Impairment of long-lived assets	--	138
Changes in operating assets and liabilities	4,385	13,842
Net cash provided by operating activities	19,119	17,307

INVESTING ACTIVITIES:
Net (purchases) sales of investments	(362)	940
Proceeds from sale of capital assets	34	676
Capital expenditures	(1,251)	(1,203)
Net cash (used in) provided by investing activities	(1,579)	413

FINANCING ACTIVITIES:
Net payment of borrowings	(10,000)	(15,954)
Dividends paid	(1,320)	(2,893)
Proceeds from issuance of common stock	344	--
Net cash used in financing activities	(10,976)	(18,847)

Increase (decrease) in cash and cash equivalents	6,564	(1,127)
Cash and cash equivalents at beginning of period	1,714	2,841
Cash and cash equivalents at end of period	$8,278	$1,714

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, Chief Financial Officer, 563-585-8392